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                                  EXHIBIT 5.1





                                November 26, 1996


MetaTools, Inc.
6303 Carpinteria Avenue
Carpinteria, CA  93013

                  RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

                  We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about December 3, 1996 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 211,000 shares of your Common Stock reserved for issuance outside of a stock option plan pursuant to certain forms of stock option agreements (the "Agreements") and 500,000 shares of your Common Stock reserved for issuance under the MetaTools, Inc. 1996 Nonstatutory Stock Option Plan (the "Plan") (collectively the "Shares"). As legal counsel for MetaTools, Inc., we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Agreements and the Plan.

                  It is our opinion that, when issued and sold in the manner referred to in the Agreements and the Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

                  We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments to it.

                                              Very truly yours,

                                              WILSON SONSINI GOODRICH & ROSATI
                                              Professional Corporation